Exhibit 10.3

FAMILY DOLLAR STORES, INC.

2006 INCENTIVE PLAN

Guidelines for Long-Term Incentive Performance Share Rights Awards

Section 1: Purpose

Family Dollar Stores, Inc. (the “Company”) maintains for the benefit of eligible individuals the Family Dollar Stores, Inc. 2006 Incentive Plan (the “Plan”), which is intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of such individuals upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. These Guidelines for Long-Term Incentive Performance Share Rights Awards (the “Guidelines”) are intended to implement the Plan by providing eligible Team Members of the Company with an opportunity to participate in the Company’s success by earning long-term incentive compensation awards in the form of shares of Company Stock (“Common Stock”) within the framework of the Plan (the “Performance Share Rights Awards” or the “Awards”), and as further described in these Guidelines.

These Guidelines are adopted pursuant to relevant provisions of the Plan and are to be interpreted and applied in accordance with the terms and provisions thereof. Specifically, these Guidelines provide for the grant of Performance Share Rights Awards under Article 9 of the Plan and, with respect to Team Members in the position of Vice President or above, the grant of Qualified Performance-Based Awards under Article 14 of the Plan. Unless otherwise provided herein, capitalized terms used in these Guidelines will have the meaning given such terms in the Plan. If there is any conflict between these Guidelines and the Plan, the terms and provisions of the Plan shall control.

Section 2: Scope

The Guidelines cover Team Members who are eligible for participation in the Plan under these Guidelines and are selected by the Committee for Performance Share Rights Awards identified in Section 1 above. Awards under these Guidelines cover three (3) year performance periods relating to such Awards which generally track the Company’s fiscal (not calendar) year that is the 12-month period that generally runs from approximately September 1st to August 31st. (the “performance period”). The actual dates for the fiscal year are determined and announced by the Company at the beginning of each fiscal year. See Section 7 below regarding transition periods.

Section 3: Eligibility for Awards and Payouts

The Compensation Committee of the Board (the “Committee”) and/or management of the Company will determine annually which Team Members are eligible to receive Performance Share Rights Awards under these Guidelines. Participants are selected no later than 90 days following the beginning of each performance period or upon employment with the Company. Annual Performance Share Rights Awards under these Guidelines will result in overlapping performance periods. Additional eligibility requirements are as follows:

New Hire and Promotion Awards (New Equity Plan Participants)

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A Team Member who becomes eligible for a Performance Share Rights Award under these Guidelines after the beginning of a performance period as a new hire will be granted a prorated Award for all pending performance periods as of the Team Member’s date of hire, other than any performance period that will lapse within six months of such date of hire or promotion. A Team Member who becomes eligible for a Performance Share Rights Award under these Guidelines after the beginning of a performance period due to promotion will be granted a prorated Award for all pending performance periods as of the Team Member’s effective date of promotion. The dollar value of an Award and the Performance Share Rights to be issued shall be computed based upon an equitable proration recognizing the number of months of a Team Member’s service in any applicable performance period (rounded up to the nearest full month).

Promotion Awards for Active Equity Plan Participants (Equity to Equity)

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A Team Member covered by these Guidelines who has a job change that results in a higher Performance Share Rights Award will have their Award for all pending performance periods as of the date of the job change adjusted upward on a pro rata basis. The additional equity award will be calculated as the difference between the full year Award for the new position and the actual Award for the old position for each relevant performance period, prorated for the time in the new position. Payments of all such Awards will be subject to Company performance as outlined in section 4 below.

Payout Eligibility

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Except as otherwise provided herein, a Team Member must be classified as a regular full-time employee during the entire performance period for which an Award is being made and at the time of the actual issuance of the Common Stock pursuant to the Performance Shares Rights Award in order to be issued Common Stock pursuant to an Award. Except as otherwise provided herein, a Team Member who is not classified as a regular, full-time employee during the entire performance period and at the time of the actual issuance of the Common Stock will forfeit any right to the Performance Share Rights Award. Notwithstanding the preceding, if a Team Member, whose position was previously not identified as eligible for participation in the Plan under these Guidelines (including a Team Member classified as a part-time employee), is promoted or transferred to a position eligible to participate in the Plan under these Guidelines during the relevant performance period, such Team Member will participate in this plan, subject to its conditions, on a prorated basis, other than with respect to any performance period that will lapse within six months of such date of promotion or transfer. The prorated calculation will be based upon the number of weeks and respective salary in each position.

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A Team Member on leave of absence, regardless of type, will be issued Common Stock pursuant to a Performance Share Rights Award only upon return within one year of the commencement of such leave to regular, full time work/active status during the sixty (60) day period following the end of the first performance period to end concurrent with or immediately following, as applicable, the date of the Team Member’s return to regular, full-time active status; provided, however, that the Team Member must be classified as a regular, full-time employee on the payment date in order to receive payment. A Team Member who is not classified as a regular, full-time employee on the applicable payment date following return from leave (other than approved military leave) will forfeit any right to the Award. A Team Member who is on an approved military leave will be issued Common Stock pursuant to such Award at the time such shares are issued even if the Team Member has not returned to regular, full time work/active status at that time.

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The Company will not issue common stock pursuant to the Performance Share Rights Award for any performance period if the Team Member’s most recent annual performance rating is Unsatisfactory/Does Not Meet Expectations.

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These Guidelines do not in any manner restrict the right of the Company or the Team Member to terminate employment at any time, for any reason, with or without cause. See Section 5 below for further information on the consequences of termination of employment during a pending performance period.

Section 4: Payout Calculation of PSR Awards

At the time a Team Member is selected for an Award under these Guidelines for a particular performance period, the Team Member will be assigned a “target” number of shares of Common Stock to be earned if the Company’s performance level is at the 50% level in comparison to the peer group (as set forth below) for the performance period. “Target” is defined as the actual number of shares approved and awarded. Any payout is based on cumulative yearly performance over the relevant performance period. The Award will be expressed as a number of Performance Share Rights and will be evidenced by an Award Certificate consistent with the provisions of the Plan. The actual payout for the performance period, if any, will be determined as a percentage of the target Award payout depending on Company performance.

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Company performance for each performance period will be based equally upon (i) the Company’s average annual return on equity (“ROE”) for each fiscal year during the performance period and (ii) the Company’s pre-tax net income growth rate over the performance period, compounded annually. For purposes of these Guidelines, ROE will be calculated by dividing the Company’s pre-tax net income for the relevant fiscal year by the total shareholders’ equity.

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Actual Company performance for each criteria above at the end of the relevant performance period is then measured against the performance of a peer group of companies selected prior to, or within 90 days after the beginning of, the performance period. The Award levels for the relevant performance period will be adjusted at the end of the performance period to reflect the Company’s performance relative to the peer group. Any such adjustment will generally range from 0% (i.e., no payout for the performance period) to 200% of the target Award per the following chart (with linear interpolation between the thresholds set forth below):

Performance Against Performance Peer Group	Percent of Award Adjustment (to Target Award)
90th Percentile	200%
75th Percentile	150%
50th Percentile	100%
40th Percentile	75%
30th Percentile	25%
<30th Percentile	0%

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In addition, under relevant provisions of the Plan, the determination of ROE and net-income-growth and the peer group of companies for the relevant performance period may be further adjusted, collectively or individually, to reflect extraordinary events or circumstances affecting the Company or its business, or any of the companies included in the peer group, which render any such goals or peer group selection unsuitable.

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These Guidelines do not in any manner restrict the right of the Company to modify performance measures, targets, cycles, or any other term or condition of these Guidelines, as the Company deems it necessary or appropriate, subject to the terms of the Plan.

Section 5: Termination of Employment or Plan Participation

Notwithstanding anything in these Guidelines to the contrary, the following provisions will apply to any Team Member whose employment with the Company terminates.

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In the event of a termination of a Team Member’s employment, either (i) as a result of the Team Member’s death, Disability or Retirement (ii) by the Company without Cause, payments with respect to any outstanding Performance Share Rights Awards will be based on actual Company performance, as set forth in Section 4 above, for (A) the fiscal year in which the date of termination occurs plus (B) each completed fiscal year during the applicable performance period immediately preceding the date of termination. Common stock awarded pursuant to the Performance Share Rights will be issued on a pro-rata basis based on the actual number of months worked in the applicable performance period. The pro ration will be determined by multiplying the number of Performance Shares Rights to which the Team Member would have been entitled based on Company performance by a fraction the numerator of which is the number of calendar months in the performance period of the Team Member’s actual employment with the Company (including the full calendar month in which the Team Member’s employment terminated) and the denominator of which is the total number of calendar months in the performance period. Payments under this paragraph will be made no later than two and one-half (2 1/2) months following the end of the fiscal year in which the date of termination occurs.

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In the case of death or Disability, individual performance of the Team Member will be ignored. In either event, payments under this paragraph shall be made no later than two and one-half (2 1/2) months following the end of the fiscal year in which the date of termination of employment occurs.

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In the event of termination of a Team Member’s employment with the Company before the end of any relevant performance period or the actual issuance by the Company of Common Stock pursuant to the Performance Share Rights Award, either (i) by the Company for Cause, or (ii) by the Team Member for any reason (other than death, Disability or Retirement), any outstanding Awards for all relevant performance periods will be immediately forfeited.

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In the event that an active Team Member leaves the Plan for any reason but remains employed by the company, the Team Member’s Performance Share rights will be paid on a pro-rata basis based on the actual number of months worked in each relevant performance period, including the full calendar month in which the Team Member’s plan participation ended. Payments will be made during the same cycle as active plan participants and will be subject to the Company performance criteria outlined in section 4 of this document.

•	To the extent a Team Member is or becomes Retirement-eligible during a performance period, (i) the Team Member will not be considered to have terminated from employment under these Guidelines unless the Team Member has had a “separation from service” with the Company within the meaning of Code Section 409A and the Company’s 409A Administrative Policies and (ii) to the extent required by Code Section 409A and the Company’s 409A Administrative Policies, payment will not be made before the date that is six months after the Team Member’s termination from employment.

Section 6: Additional Rules

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All payments under these Guidelines are considered supplemental pay and will be taxed as such. Appropriate withholding and deductions will be taken from such payments. In accordance with the Plan, the Company may require tax withholding to be satisfied through withholding of shares of Common Stock otherwise payable under the Award.

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These Guidelines cannot be changed or modified by a verbal communication or course of dealing but only by a written communication signed by the Chairman, Vice Chairman, and/or the Chief Executive Officer (“CEO”) of the Company or any officer designated by one of them; provided, however, that any change or modification shall comply with the provisions of Internal Revenue Code (“Code”) Section 409A.

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Payouts earned under these Guidelines will be paid no later than two and one-half (2 1/2) months following the end of the relevant performance period in the form of one (1) share of the Company’s Common Stock for each whole Performance Share Right that is payable under the Plan and these Guidelines, rounded up to the next whole share. Notwithstanding the foregoing, the Company may permit recipients of Awards to elect to defer receipt of payment of such Awards under such terms and conditions as the Company may prescribe in accordance with the requirements of Code Section 409A.

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In the event of major economic changes, catastrophic events, or any other circumstances not contemplated by the Company (but subject to the Plan provisions relating to Qualified Performance-Based Awards), the Committee, the Chairman, Vice Chairman and/or the CEO of the Company reserves the right to alter, amend, or terminate these Guidelines and any Awards hereunder; provided, however, that any change or modification shall comply with the provisions of Internal Revenue Code Section 409A.

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The Chairman of the Company will make all final decisions, rulings and interpretations under these Guidelines (subject to the Plan provisions relating to Qualified Performance-Based Awards, which may require action by the Committee). By participating in the Plan under these Guidelines, each Team Member agrees that such decisions, rulings and interpretations will be final and that each Team Member will be bound by them. Each Team Member further agrees that if and when any circumstances arise relating to these Guidelines, which are not covered by this description of the Plan, the Team Member will be bound by the final decision, ruling or interpretation of the Chairman.

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The benefits provided hereunder shall be paid in such a manner as to satisfy Code Section 409A or an exception to the application of Code Section 409A, such as the short-term deferral exception and/or the separation pay exception. To the extent that those benefits become subject to Code Section 409A, the Plan shall be interpreted and construed to the fullest extent allowed under Code Section 409A and the applicable guidance thereunder to satisfy the requirements of an exception from the application of Code Section 409A or, alternatively, to comply with such Code Section and the applicable guidance thereunder and to avoid any additional tax thereunder. To the extent compliance with the requirements of Treas. Reg. Section 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Code Section 409A to payments due following a separation from service, then notwithstanding any other provision of this Plan, any such payments that are otherwise due within six (6) months following the separation from service will be deferred and paid to the Team Member in a lump sum immediately following that six (6) month period.

Section 7: Qualified Performance Based Awards

Notwithstanding anything in these Guidelines to the contrary, the following provisions will apply to any Team Member who is a vice president or above at the time the Awards are granted under these Guidelines. Awards under this Section 7 are intended to satisfy the Section 162(m) Exemption applicable to Qualified Performance-Based Awards under Article 14 of the Plan. Please refer to the Plan document for further information.

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All determinations under these Guidelines will be made by the Committee which, pursuant to Section 4.1 of the Plan, will consist of all the members of the Compensation Committee who are “outside directors” within the meaning of Section 162(m) of the Code.

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The Committee will establish within 90 days after the beginning of each performance period the target Award payout for each Team Member covered by this Section 7, the peer group of companies and potential payout adjustments relating thereto for the relevant performance period.

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Notwithstanding the foregoing, the Committee will adjust ROE and net-income-growth, the peer group of companies and potential payout adjustments relating thereto for the relevant performance period, collectively or individually, with respect to each Team Member covered by this Section 7 to adequately reflect the occurrence, during the performance period, of any of the events described in Sections 14.2 and 14.4 of the Plan.

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Payment of any Award under these Guidelines to any Team Member covered by this Section 7 is conditioned upon the written certification of the Committee that the performance goals and any other material conditions applicable to such Award were satisfied.

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The Committee will retain the discretion to decrease, but not increase, the Award otherwise payable to any Team Member covered by this Section 7 in accordance with the applicable performance formula described above. In no event will the Award otherwise payable to any Team Member covered by this Section 7 in accordance with the applicable performance formula described above exceed 1,000,000 shares of Company Stock.

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Consistent with Section 1 above, payment of any Award under these Guidelines to any Team Member covered by this Section 7 is conditioned upon the Plan having been previously approved by the shareholders of the Company.

Adopted: September 28, 2005

Amended: January 19, 2006; March 27, 2007; August 28, 2007; October 13, 2009; May 9, 2012